                                                                 DRAFT 11/11/99



                      RELEASE AND INDEMNIFICATION AGREEMENT


         THIS RELEASE AND INDEMNIFICATION AGREEMENT, dated as of November __, 1999, is by and between RSL Communications, Ltd., a Bermuda company ("RSL"), and deltathree.com, Inc., a Delaware corporation ("Delta").

         WHEREAS, Delta is a majority-owned subsidiary of RSL;

         WHEREAS, Delta is contemplating an initial public offering ("IPO") of its Class A Common Stock;

         WHEREAS, RSL and Delta have entered into several agreements relating to the relationship between them after the IPO and they desire to set forth certain additional agreements.

         NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:


                                    Article I
                                   DEFINITIONS


         For the purpose of this Agreement the following terms shall have the following meanings:

         1.1 "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

         1.2 "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         1.3 "Agreement" means this Release and Indemnification Agreement.

         1.4 "Arbitration Act" means the United States Arbitration Act, 9 U.S.C. 1- 14, as the same may be amended from time to time.

         1.5 "Arbitrator" shall have the meaning set forth in Section 3.1.

         1.6 "CPR" has the meaning set forth in Section 3.1.

         1.7 "Credit Facility" means that certain Credit Facility between RSL and Delta, dated __________ __, 1999.

         1.8 "Delta Group" means Delta, each Subsidiary of Delta and each other Person that is either controlled directly or indirectly by Delta on the date hereof.

         1.9 "Delta Indemnitees" has the meaning set forth in Section 2.3.

         1.10 "Existing Agreements" mean this Agreement, the Services Agreement, the Credit Facility, the Registration Rights Agreement, the Management Agreement and the Intercompany Compliance Agreement.

         1.11 "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         1.12 "Group" means the Delta Group or the RSL Group.

         1.13 "Indemnifying Party" has the meaning set forth in Section 2.4(a).

         1.14 "Indemnitee" has the meaning set forth in Section 2.4(a).

         1.15 "Indemnity Payment" has the meaning set forth in Section 2.4(a).

         1.16 "Intercompany Compliance Agreement" means that certain Intercompany Compliance Agreement between RSL and Delta, dated _____________ __, 1999.

         1.17 "Insurance Proceeds" means those monies:

              (a) received by an insured from an insurance carrier; or

              (b) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

         1.18 "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, except those arising under this Agreement or the other Existing Agreements, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         1.19 "Management Agreement" means that certain Management Agreement between RSL and Delta, dated _____________ __, 1999.

         1.20 "Panel" has the meaning set forth in Section 3.1.

         1.21 "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         1.22 "Registration Rights Agreement" means that certain Registration Rights Agreement between RSL and Delta, dated ____________ __, 1999.

         1.23 "RSL Group" means RSL and each Person (other than any member of the Delta Group) that is an Affiliate of RSL on the date hereof.

         1.24 RSL "Indemnitees" has the meaning set forth in Section 2.2.

         1.25 "Services Agreement" means that certain Services Agreement, as amended, between RSL and Delta, dated September 3, 1999.

         1.26 "Subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person shall be deemed to be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         1.27 "Third Party Claim" has the meaning set forth in Section 2.5(a).


                                   Article II
                           RELEASE AND INDEMNIFICATION


         2.1 Release of Existing Claims.

              (a) Except as provided in Section 2.1(c), effective as of the date hereof, Delta does



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hereby, for itself, its Affiliates (other than any member of the RSL Group), successors and assigns, and all Persons who at any time prior to the date hereof have been shareholders, directors, officers, agents or employees of any member of the Delta Group (in each case, in their respective capacities as such and not in their personal capacities), remise, release and forever discharge each of RSL, its Affiliates (other than any member of the Delta Group), successors and assigns, and all prior, current or future shareholders, directors, officers, agents or employees of RSL (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof between Delta and RSL (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the date hereof, except those arising under this Agreement or the other Existing Agreements).

              (b) Except as provided in Section 2.1(c), effective as of the date hereof, RSL does hereby, for itself and its Affiliates (other than any member of the Delta Group), successors and assigns, and all Persons who at any time prior to the date hereof have been shareholders, directors, officers, agents or employees of any member of the RSL Group (in each case, in their respective capacities as such and not in their personal capacities), remise, release and forever discharge Delta, the respective members of the Delta Group, their respective Affiliates (other than any member of the RSL Group), successors and assigns, and all prior, current or future shareholders, directors, officers, agents or employees of any member of the Delta Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof between Delta and RSL (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the date hereof, except those arising under this Agreement or the other Existing Agreements).

              (c) Nothing contained in Section 2.1(a) or (b) shall impair any right of any Person to enforce any of the Existing Agreements. Nothing contained in Section 2.1(a) or (b) shall release any Person from:

                  (i) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the date hereof;

                  (ii) any Liability for unpaid amounts for products or services or refunds owing on products or services by a member of one Group at the request or on behalf of a member of the other Group;

                  (iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article II and, if applicable, the appropriate provisions of the Existing Agreements;

                  (iv) in the case of Delta, the outstanding balance as of the date hereof of funds advanced by the RSL Group (in the approximate amount of $10,000,000) to Delta for working capital and capital improvement purposes; or

                  (v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 2.1; provided, that, the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this
              Section 2.1 but for the provisions of this clause (v).

              (d) Delta shall not make, and shall not permit any member of the Delta Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against RSL or any member of the RSL Group or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). RSL shall not, and shall not permit any member of the RSL Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Delta or any member of the Delta Group, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

              (e) It is the intent of each of RSL and Delta by virtue of the provisions of this Section 2.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof, between or among Delta or any member of the Delta Group, on the one hand, and RSL or any member of the RSL Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the date hereof), except as expressly set forth in Section 2.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         2.2 Indemnification by Delta. Except as provided in Section 2.4, Delta shall indemnify, defend and hold harmless RSL, each member of the RSL Group and each of their respective directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "RSL Indemnitees"), from and against any and all Liabilities of the RSL Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

              (a) the failure of Delta or any other member of the Delta Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of Delta in accordance with their respective terms, whether prior to or after the date hereof; and

              (b) any breach by Delta or any member of the Delta Group of this Agreement or the other Existing Agreements; provided, however, that Delta shall not be financially responsible hereunder for any special, incidental, consequential or other similar type of damage to the extent that such damages are specifically excluded in such agreement.

         2.3 Indemnification by RSL. Except as otherwise provided in Section 2.4, RSL shall indemnify, defend and hold harmless Delta, each member of the Delta Group and each of their respective directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Delta Indemnitees"), from and against any and all Liabilities of the Delta Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

              (a) the failure of RSL or any other member of the RSL Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the RSL Group, whether prior to or after the date hereof; and

              (b) any breach by RSL or any member of the RSL Group of this Agreement or the other Existing Agreements; provided, however, that RSL shall not be financially responsible hereunder for any special, incidental, consequential or other similar type of damage to the extent that such damages are specifically excluded in such agreement.

         2.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

              (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article II will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

              (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "winfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

         2.5 Procedures for Indemnification of Third Party Claims.

              (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the RSL Group or the Delta Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 2.2 or 2.3, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 2.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

              (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 2.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any material reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

              (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 2.5(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

              (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

              (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be



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


entered, directly or indirectly, against any Indemnitee.

         2.6 Additional Matters.

              (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

              (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

              (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

         2.7 Remedies Cumulative. The remedies provided in this Article II shall be cumulative and, subject to the provisions of Article III, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.


                                   Article III
                                   ARBITRATION


         3.1 Arbitration of All Disputes.

              (a) Any dispute, controversy or claim between the parties hereto arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof,



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shall be finally resolved by binding and non-appealable arbitration, before a single arbitrator selected by the procedure set forth below, conducted in New York, New York.

              (b) Either party may commence an arbitration proceeding by giving written notice to the other party of its desire to arbitrate.

              (c) The single arbitrator (the "Arbitrator") shall be selected from among the New York City members of the New York Regional Panel of Distinguished Neutrals (the "Panel") of the Center for Public Resources ("CPR") by mutual agreement of the parties, or if the parties are unable to agree, by the following means:

                  (A) RSL, on one hand, and Delta on the other hand, shall
              simultaneously exchange lists each containing the names of five members of their choice of the Panel who have indicated a willingness to serve.

                  (B) If a single name appears on both lists, that individual shall be appointed.

                  (C) If more than one name appears on both parties' lists, the
              Arbitrator shall be selected from the common names by mutual agreement of the parties or by the toss of a coin.

                  (D) If the lists contain no names in common, each party shall strike four names from the other party's list and the Arbitrator shall be selected from the remaining two names by mutual agreement of the parties or by the toss of a coin.

                  (E) If the CPR ceases to have a Panel or it is otherwise
              impossible to select the Arbitrator from the Panel as contemplated by this Agreement, the Arbitrator shall be selected by the President of the CPR in the manner that the President deems closest to satisfying the purposes of this Section, or, if such person is unable to do so, by the President of the Association of the Bar of the City of New York.

              (d) The Arbitrator, after appropriate consultation with the parties, shall (i) determine, in his or her sole discretion, the rules governing the arbitration proceeding, including whether and to what extent the parties shall have any right to pre-hearing discovery or other forms of disclosure, the manner of presentation of arguments and/or evidence before or at any hearing, whether and to what extent formal rules of evidence shall govern the proceeding and the parties' rights following the proceeding, and (ii) be governed in exercising such discretion by the goal of reaching a fair and reasonable decision in an expeditious and efficient manner while endeavoring to streamline the process and avoid undue litigation costs.

              (e) The Arbitrator shall assess the costs of the proceeding (including the prevailing party's reasonable attorneys' fees) on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful, unless he or she concludes that matters of equity or important considerations of fairness dictate otherwise.

              (f) The Arbitrator shall be required to state his or her decision in writing and may, but shall not be required to, elaborate on the reasons for such decision.

              (g) The Arbitrator shall have the authority upon application by a party to direct specific performance, including preliminary or interim specific performance pending the final resolution of the arbitration, of any portion of this Agreement. The parties expressly consent to the jurisdiction and power of any federal or state court in New York to enforce the terms of such a direction upon application by a party. If the Arbitrator has not yet been appointed, the parties may obtain injunctive or other appropriate relief from a court to enforce the terms of this Agreement pending the appointment of the Arbitrator who shall thereafter have full power to continue, modify or vacate the terms of any injunctive relief ordered by the court.

              (h) Notwithstanding the terms of this Agreement that provide that New York law shall govern, the arbitration and the provisions in this Agreement dealing with arbitration shall be governed exclusively by the Arbitration Act, and judgment on or enforcement of the award or any direction for specific performance rendered by the Arbitrator may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or assets of such party.

              (i) IF, NOTWITHSTANDING THE PARTIES' AGREEMENT TO ARBITRATE, ANY ISSUE IS PRESENTED TO A COURT FOR DECISION, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY.

              (j) The parties agree that any dispute between the parties and the arbitration itself shall be kept confidential and the existence of the arbitration and any element of it (including but not limited to any pleading, brief or other document submitted or exchanged, any testimony or other oral submission, and any award) shall not be disclosed except to the Arbitrator, the CPR Institute for Dispute Resolution, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

         3.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and the Services Agreement during the course of dispute resolution pursuant to the provisions of this Article III with respect to all matters not subject to such dispute, controversy or claim.

         3.3 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article III, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 4.3.



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


                                   Article IV
                                  MISCELLANEOUS


         4.1 Further Assurances. Each party will, at any time and from time to time after the date hereof, upon the request of the other, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out or further effect the transactions contemplated by this Agreement. Upon request, Delta and RSL will cooperate, and will use their respective best efforts to have their respective officers, directors and other employees cooperate at the requesting parties' expense in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Delta and/or RSL.

         4.2 Corporate Power.

              (a) RSL represents on behalf of itself and each other member of the RSL Group and Delta represents on behalf of itself and each other member of the Delta Group as follows:

                  (i) each such Person has the requisite corporate or other
              power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and to consummate the transactions contemplated hereby and thereby; and

                  (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof subject to (a) the laws of bankruptcy and laws effecting creditors' rights generally and (b) the availability of equitable remedies.

         4.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 3.1), irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

         4.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Delta without the prior written consent of RSL. RSL may assign this Agreement to any affiliate of RSL or in connection with a merger or consolidation of RSL or a sale of all or substantially all of RSL's business. Except as provided in the preceding sentence, this Agreement may not be assigned by RSL without the prior written consent of Delta.

         4.5 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any RSL Indemnitee or Delta Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement to the extent such provision relates solely to the other two parties hereto or the members of such other two parties' respective Groups.

         4.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested and postage prepaid or (iii) when sent by telecopy (provided; that, it is simultaneously electronically confirmed), addressed as follows:


         If to Delta:
                                 430 Park Avenue, 5th Floor
                                 New York, New York 10022
                                 Fax No.:
                                 Attention: Marc M. Tobin, Esq.


         with a copy to:
                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 919 Third Avenue
                                 New York, New York  10022
                                 Fax No.: (212) 735-2000
                                 Attention: David Goldschmidt, Esq.


         If to RSL:
                                 c/o RSL Communications, N. America, Inc.
                                 767 Fifth Avenue, Suite 4300
                                 New York, New York 10153
                                 Fax No.: (212) 317-1940
                                 Attention: Avery S. Fischer, Esq.

         with a copy to:
                                 Rosenman & Colin LLP
                                 575 Madison Avenue
                                 New York, New York 10022-2585
                                 Fax No.: (212) 940-8776
                                 Attention: Robert L. Kohl, Esq.


or to such other address as such party may indicate by a notice delivered to the other party hereto pursuant to the terms hereof.

         4.7 Severability. If any provision of this Agreement or the application of any provision hereof to any Person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         4.8 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

         4.9 Publicity; Announcements. Except to the extent required by law, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of the parties hereto and, except as otherwise may be required by law, no public announcement of any of the transactions contemplated hereby will be made by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

         4.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

         4.11 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

         4.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

         4.13 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

         4.14 Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons referred to may require.

         4.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         4.16 Entire Agreement. This Agreement and all other documents to be delivered in connection herewith set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them.





                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Release and Indemnification to be executed by their duly authorized representatives as of the date first above written.


RSL COMMUNICATIONS, LTD.




By
Name:
Title:




DELTATHREE.COM, INC.




By
Name:
Title:








            [SIGNATURE PAGE TO RELEASE AND INDEMNIFICATION AGREEMENT]






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